Exhibit 99.2

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220
February 5, 2010
Mr. Robert H. Benmosche
Chief Executive Officer
American International Group, Inc.
70 Pine Street, 27th Floor
New York, New York 10270
Re:	Supplemental Determination Regarding Proposed Compensation Structure for Peter Hancock
Dear Mr. Benmosche:
     This letter addresses your request on behalf of American International Group, Inc., (“AIG”) for approval by the Special Master for TARP Executive Compensation of a compensation structure for a potential new hire. Under the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), the Special Master must approve the compensation structures of executive officers of “exceptional assistance recipients” such as AIG. 31 C.F.R. § 30.16(a)(3)(ii).
     Pursuant to the Rule, on December 11, 2009, the Special Master issued an initial determination (the “Determination”), which concluded that certain compensation structures for AIG executive officers would not result “in payments that are inconsistent with the purposes of Section 111 of EESA or TARP, or are otherwise contrary to the public interest.” Id. § 30.16(a)(3)(ii) (the “Public Interest Standard”). Subsequent to the issuance of the Determination, AIG informed the Office of the Special Master that it had identified Mr. Peter Hancock as a potential new hire for an executive officer position, serving as Executive Vice President supervising AIG’s Investments, Financial Products, CFO/Finance, Strategic Planning/Restructuring, Risk and Audit functions. On February 5, 2010, AIG submitted a proposed compensation structure for Mr. Hancock to the Office of the Special Master—its representatives having previously discussed the substance of the proposal with the Special Master and staff members in the Office of the Special Master—and requested a determination that the proposed structure is consistent with the Public Interest Standard.
     AIG proposed a 2010 compensation structure for Mr. Hancock that generally conforms to the compensation structures the Special Master approved in the Determination. Accordingly, the Special Master has determined that AIG’s proposed 2010 compensation structure for Mr. Hancock, as set forth in the draft employment agreement attached as Exhibit I (the “Draft Agreement”), is consistent with the Public Interest Standard.
     The Draft Agreement also contemplates that on January 1, 2011, Mr. Hancock may become a “senior executive officer” of AIG for the purposes of the Rule. Unlike the approval being given currently, which addresses only compensation structure, if Mr. Hancock becomes a senior executive officer in future years the Special Master’s approval will be required under the Rule for both his compensation structure and specific amounts payable.
Id.§ 30.16(a)(3)(i).
     Under the Draft Agreement, an alternate compensation structure would be provided to Mr. Hancock from and after the date on which he becomes a senior executive officer, in light of the additional restrictions on compensation payable to such employees under the Rule. The alternate compensation structure proposed by AIG generally conforms with the compensation structure the Special Master previously approved for senior executive officers of AIG. Accordingly, the Special Master has concluded in principle that the compensation structure and the amounts potentially payable under the structure proposed for Mr. Hancock should he become a senior executive officer would be consistent with the Public Interest Standard. Notwithstanding the foregoing, however, the Special Master’s final determination under Section 30.16(a)(3) of the Rule regarding compensation structures and payments for Mr. Hancock in any year after 2010 will not be made prior to the Special Master’s regular review of AIG’s senior executive officer compensation for that year, and will based on the totality of the facts and circumstances at that time.
     The conclusions reached herein apply only to the proposal in respect of Mr. Hancock. Such conclusions are limited to the authority vested in the Special Master by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or the Department of the Treasury with respect to the compliance of the proposed compensation structure or any other compensation structure for the subject employee with any other provision of the Rule. Moreover, my evaluation and conclusion have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.

Very truly yours,
/s/ Kenneth R. Feinberg
Kenneth R. Feinberg
Office of the Special Master for TARP Executive Compensation

cc:	Jeffrey Hurd, Esq. Marc Trevino, Esq.

Confidential
February 8, 2010
Dear Peter:
     I am pleased to confirm the terms of your employment with American International Group, Inc.
1.	Term of this Letter. This letter will be effective for a term beginning on February 8, 2010 and ending on December 31, 2012.

2.	Position. Your employment with AIG will commence on the beginning of the term of this letter. You will be an Executive Vice President of AIG and report directly to the CEO. The following functions of AIG will report to you: Investments, Financial Products, CFO/Finance, Strategic Planning/Restructuring, Risk and Audit.

3.	Base Cash Salary. Your base cash salary will be $1,500,000 per year. On January 1, 2011, your base cash salary will increase to $1,800,000.

4.	Stock Salary. In addition to your cash salary, you will receive equal bi- monthly awards of stock or restricted stock units in AIG. For 2010, these awards, which we refer to as stock salary, will be at a rate of $2,400,000 per year. On January 1, 2011, your stock salary will increase to $4,400,000 per year.
•	Initially your stock salary will be in the form of restricted stock units of AIG;

•	Restricted stock units will be immediately vested and will be delivered in three equal, annual installments beginning on the 2nd anniversary of the date of grant (with each installment being accelerated by one year if AIG repays its federal obligations), and units will be settled in cash or stock at the election of the Committee (in consultation with you) and taxed on delivery;

•	If your restricted stock units are settled in stock, the stock will be immediately vested when delivered, tax will be withheld by AIG in kind (unless otherwise directed by you) and remaining shares shall not be subject to any additional transferability restrictions; and

•	The Committee will authorize early transferability of any stock salary you have received on death or disability.
5.	2010 Cash Incentive Pay. For 2010, your annual cash incentive target will be $1,800,000. AIG’s Compensation and Management Resources Committee will determine the amount of your cash incentive award based on its performance assessment against objective performance metrics that have been provided to you. We anticipate that you will become one of AIG’s top 25 most highly compensated employees for 2011. Accordingly, any cash incentive earned will be paid in two equal installments in December 2010.

FOIA Confidential Treatment Requested by American International Group, Inc.	AIGSM000013439

The first installment will be paid in cash, and the second installment will be paid in fully vested AIG stock that may not be transferred until January 1, 2012.

Your annual cash incentive for 2010 may not exceed the amount of the stock incentive award you receive for 2010 pursuant to Section 6 below. Because we anticipate that you will become one of AIG’s top 25 most highly compensation employees for 2011, we do not anticipate that you will be eligible for an annual cash incentive for 2011 or 2012.

6.	2010 Long-Term Stock Incentive Pay. For 2010, your long-term incentive award target will be $1,800,000 in the form of stock or restricted stock units of AIG. The Committee will determine the form and amount of your stock incentive award based on its performance assessment against objective performance metrics that have been provided to you, subject to the following:
•	For 2010, stock or restricted stock units will be immediately vested and will be subject to transfer/payout restrictions for three years; and

•	Awards will provide for early transferability in the event of death or disability.
7.	Long-Term Restricted Stock. For each of 2011 and 2012, your long-term restricted stock award target will be $800,000. The Committee will determine the form and amount of your long-term restricted stock award based on its performance assessment against objective performance metrics that will be provided to you, subject to the following:
•	For 2011 and 2012, stock or restricted stock units will vest on the 3rd anniversary of grant and will be subject to transfer/payout restrictions as and if required at the time by the TARP Standards for Compensation and Corporate Governance
(31 C.F.R. Part 30) for long-term restricted stock; and

•	Awards will provide for early vesting on death or disability and early transferability on the same events to the extent permitted by the TARP Standards for Compensation and Corporate Governance.
8.	Benefits. Subject to the limits of this letter and the TARP Standards of Compensation and Corporate Governance, you will be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time. In connection with your joining AIG, AIG will also promptly pay any reasonable legal fees incurred in connection with your review of this letter and its annexes. You will participate in AIG’s Executive Severance Plan beginning as of the date hereof as an Executive Vice President (without regard to the Partners Plan, for which you are not eligible, or any other eligibility requirement). Under the ESP for 2010, your 2010 cash incentive target will be treated as your historic average “Annual Cash Bonuses.”

FOIA Confidential Treatment Requested by American International Group, Inc.	AIGSM000013440

9.	Executive Compensation Standards. Any bonus or incentive compensation paid to you is subject to recovery or “clawback” by AIG if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (all within the meaning of, and to the full extent necessary to comply with, the TARP Standards for Compensation and Corporate Governance). In addition, you will not be entitled to any golden parachute payment or tax gross-up from AIG or its affiliates to the extent prohibited by the TARP Standards for Compensation and Corporate Governance.

In addition, your compensation is subject to applicable regulations issued by the U.S. Department of the Treasury (including the TARP Standards for Compensation and Corporate Governance) and applicable requirements of agreements between AIG and the U.S. government, as the same are in effect from time to time. You may receive compensation from AIG only to the extent that it is consistent with those regulations and requirements.

10.	Indemnification and Cooperation. During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AIG’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG’s other executive officers. AIG agrees to cause any successor to all or substantially all of the business or assets (or both) of AIG to assume expressly in writing and to agree to perform all of the obligations of AIG in this paragraph.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses including reasonable legal fees if you choose to have your own counsel, and you shall not be required to act against your own legal interests.

11.	Tax Matters. To the extent any taxable expense reimbursement or in-kind benefits under Section 8 or Section 10 is subject to Section 409A of the Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in any event, any such expenses shall be reimbursed no later than the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A of the Code. You will be entitled to instruct AIG to withhold taxes in accordance with the applicable rules upon your becoming subject to any tax on vesting of any stock awards hereunder. This Section 11 shall also apply to any payments made to you under Section IX.F. (Cooperation) of the Release and Restrictive Covenant Agreement, which shall be as set forth in Annex 1.

FOIA Confidential Treatment Requested by American International Group, Inc.	AIGSM000013441

12.	Non-competition and non-solicitation. In connection with your joining AIG, you have entered into non-competition arrangements (covering competing insurance business) and non-solicitation arrangement (covering senior AIG employees) with AIG as set forth in Annex 2. For the avoidance of doubt, those non-competition arrangements provide that enforcement will be conditioned on AIG’s performing its obligations under the ESP as provided herein.

13.	Dispute resolution. Any contest or dispute between AIG and you arising out of or relating to or concerning this letter or your other employment arrangements with AIG (including termination of your employment) shall be submitted to arbitration in New York City before, and in accordance with the commercial arbitration rules then obtaining of, the American Arbitration Association (the “AAA”). Each party will bear his or its own expenses of the arbitration including legal fees. Any dispute will be subject to the jurisdiction of a State or Federal court located in the City of New York to the extent necessary to obtain injunctive relief.
     We look forward to having you as a member of AIG’s leadership team.

Sincerely, AMERICAN INTERNATIONAL GROUP, INC.
By:
Jeffrey J. Hurd
Senior Vice President — Human Resources and Communications

I agree with and accept the foregoing terms.

[Name]

FOIA Confidential Treatment Requested by American International Group, Inc.	AIGSM000013442